Exhibit 99.1

CYPRESS ENVIRONMENTAL PARTNERS ANNOUNCES DELAY IN FILING FORM 10-K

TULSA, April 1, 2022—Today, Cypress Environmental Partners, L.P., (NYSE: CELP) (“Cypress”) reported that it has filed a Form 12b-25 with the Securities and Exchange Commission to provide notice of the late filing of its Annual Report on Form 10-K (“Form 10-K”). Cypress expects to file the Form 10-K on or before April 15, 2022. Cypress continues to work with its lenders and their financial and legal advisors regarding the credit agreement that matures on May 31, 2022. As disclosed in Cypress’s most recent Quarterly Report on Form 10-Q in November 2021, Cypress can make no assurances that it will be able to successfully extend the credit agreement beyond the May 2022 maturity date on favorable terms, if at all.

If at the time of filing the Form 10-K, Cypress does not have a credit facility that provides access to funding for at least 365 days, Cypress expects that the financial statements in its Form 10-K will disclose substantial doubt about its ability to continue as a going concern, as defined under U.S. Generally Accepted Accounting Principles. This condition would result in the auditor’s report on the financial statements including a “going concern” uncertainty paragraph, which would be an event of default of the credit agreement.

Cypress remains in compliance with the terms of the credit agreement and is in ongoing discussions with its lenders. Cypress recently received and is considering a proposal for a consensual process that included retaining investment bank Piper Sandler to solicit potential debt and equity investors regarding their interest in recapitalizing Cypress. Cypress also continues to negotiate with plaintiffs’ lawyers to resolve litigation and arbitration exposure regarding Fair Labor Standards Act claims and associated indemnification demands from customers against whom some such claims have been asserted. The ability to resolve such exposure is an important factor in our ability to successfully attract new capital without an in court restructuring. Cypress and the lenders may pursue a number of options, including but not limited to the possibility of a sale of the debt to a third party or related party, or a court-supervised restructuring.

The New York Stock Exchange (the “NYSE”) continues to monitor trading in Cypress’s common units for compliance with the NYSE’s requirement of a $15 million market capitalization over 30 trading days; the failure to satisfy this requirement would result in immediate suspension and commencement of delisting procedures. It is likely that Cypress’s common units would be delisted from the NYSE in the event of any restructuring or liquidation proceeding. Such a proceeding would also likely lead to Cypress’s common and preferred equity having no value, given the amount of Cypress’s senior secured debt.

Cypress and the lenders are fully aligned with the importance of business continuity and normal operations to ensure ongoing reliable service to Cypress’s customers. Cypress and the lenders plan to complete the process described above without significant disruption to customers, inspectors, and corporate employees.

ABOUT CYPRESS ENVIRONMENTAL PARTNERS, L.P.

Cypress Environmental Partners, L.P. is a master limited partnership that provides essential environmental services to the utility and energy industries, including pipeline & infrastructure inspection, NDE testing, and in-line integrity support services throughout the United States. Cypress also provides environmental services to upstream and midstream energy companies and their vendors in North Dakota, including water treatment, hydrocarbon recovery, and disposal into EPA Class II injection wells to protect our groundwater. Cypress works closely with its customers to help them protect people, property, and the environment, and to assist their compliance with increasingly complex and strict rules and regulations. Cypress is headquartered in Tulsa, Oklahoma.

5727 S. Lewis Avenue, Suite 300 – Tulsa, OK 74105 Tel: (877) 663-2977 www.cypressenvironmental.biz

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding Cypress Environmental Partners, L.P., including projections, estimates, forecasts, plans and objectives, including statements regarding a possible forbearance agreement and a possible restructuring involving Cypress. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond Cypress’s control. If any of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Cypress’s actual results may vary materially from what management forecasted, anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on Cypress’s results of operations and financial condition are described in detail in the “Risk Factors” section of Cypress’s most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in Cypress’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Cypress undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Information contained in this press release is unaudited and subject to change.

Investors:

Contact: Cypress Environmental Partners, L.P.—Jeff Herbers – Vice President & Chief Financial Officer jeff.herbers@cypressenvironmental.biz or 918-947-5730.

Interested Capital Providers:

Contact: Sanjiv Shah or Tim McEuen of Piper Sandler & Co. at sanjiv.shah@psc.com or Tim.McEuen@psc.com, respectively, or 713-236-9999.

5727 S. Lewis Avenue, Suite 300 – Tulsa, OK 74105 Tel: (877) 663-2977 www.cypressenvironmental.biz